UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

December 2, 2004

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Consolidated Edison Company of New York, Inc.

(Exact name of registrant as specified in its charter)

New York	1-1217	13-5009340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 7.01 Regulation FD Disclosure

The material attached hereto as Exhibit 99, which is incorporated in this Item 7.01 by reference thereto, is furnished pursuant to Regulation FD.

ITEM 8.01 Other Events

On December 2, 2004, Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility subsidiary of Consolidated Edison, Inc. (Con Edison), entered into a Joint Proposal with the staff of the New York State Public Service Commission (PSC) and other parties with respect to the rates the company can charge its customers for electric service. The Joint Proposal is subject to PSC approval.

The Joint Proposal covers the three-year period from April 1, 2005 through March 31, 2008, and provides for increases in delivery service rates of $104.6 million, effective April 1, 2005, and $220.4 million, effective April 1, 2007. In addition, the company will retain the first $60 million of proceeds from the auction of transmission rights (transmission congestion contracts) in each of the three years. The rate increases are lower than they otherwise would have been as a result of the amortization of certain regulatory assets and liabilities, the net effect of which will be to increase recorded electric revenues by $128 million, $232 million and $190 million in each of the 12-month periods ended March 31, 2006, 2007 and 2008, respectively.

Additional provisions of the Joint Proposal include:

•	retention of 50 percent of any earnings between an 11.4 percent and 13 percent return on equity and 25 percent of earnings in excess of a 13 percent return on equity (based upon the company’s actual capital structure, subject to a maximum equity ratio of 50 percent of capitalization), with the remainder of such earnings to be deferred for the benefit of customers;

•	annual reconciliation of actual transmission and distribution utility plant, net of depreciation, to the levels reflected in rates, with the revenue requirement impact of such difference (i.e., rate of return and depreciation) deferred as a regulatory asset or liability, as the case may be;

•	annual reconciliation of pension and other post-employment benefit costs, environmental remediation costs and, if the variation exceeds 2.5 percent, property taxes and the cost of moving facilities to avoid interfering with governmental projects (interference costs) to the amounts for such costs reflected in electric rates, with the difference deferred as a regulatory asset or liability, as the case may be; provided, that only 50 percent of the difference can be deferred as a regulatory asset if the annual return on equity is between 11.4 percent and 13 percent and there is to be no deferral of the difference if the annual return on equity is in excess of 13 percent;

•	recognition of a $100 million (pre-tax) accounting charge in 2004 to resolve certain issues raised in this proceeding, related primarily to the treatment of prior period pension credits;

•	potential positive earnings adjustments if the company meets certain standards for its retail access and demand side management programs, and potential negative earnings adjustments if it does not meet certain standards for: (i) frequency and duration of service interruptions; (ii) major outages; (iii) repair, removal or replacement of damaged poles, temporary shunts, street lights, traffic signals and circuit breakers; and (iv) customer service; and

•	continuation of provisions for the recovery from customers on a current basis of the cost of purchased power and fuel.

Neither Con Edison nor Con Edison of New York anticipates any material changes to its 2005 financing plans as a result of the Joint Proposal.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

99	Fact Sheet for Electric Rate Case Joint Proposal

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By	/s/ Edward J. Rasmussen
Edward J. Rasmussen Vice President and Controller

DATE: December 2, 2004